Exhibit 99

News Release

Ecolab Inc.
370 Wabasha Street North
St. Paul, Minnesota 55102
www.ecolab.com

DAVID W. MACLENNAN APPOINTED TO ECOLAB BOARD

ST. PAUL, Minn. — Dec. 3, 2015 — The board of directors of Ecolab Inc. has appointed David W. MacLennan to the Ecolab board. Mr. MacLennan, age 56, is chairman and chief executive officer of Cargill, Inc., a leading global producer and marketer of food, agricultural, financial and industrial products and services headquartered in Minneapolis.

“Dave brings extensive global, financial and operational experience across multiple industries to the Ecolab board. We look forward to his counsel as we continue to grow our business throughout the world,” said Douglas M. Baker, Jr., Ecolab chairman and chief executive officer.

In September 2015, Mr. MacLennan became chairman of the Board of Cargill, Incorporated, a privately held company and world-leading producer and marketer of food, agricultural, financial, and industrial products and services.  He has been Cargill’s chief executive officer since 2013, and he held the offices of chief operating officer and president from 2011 until his appointment as chief executive officer. Prior to these roles, Mr. MacLennan held several positions with Cargill, including chief financial officer, president of Cargill Energy and managing director of the Value Investment Group.  He has also held various management positions with US Bancorp, Piper Jaffray and Goldberg Securities.  He holds a Bachelor Degree in English from Amherst College and an M.B.A. in Finance from the University of Chicago.

About Ecolab

A trusted partner at more than one million customer locations, Ecolab (ECL) is the global leader in water, hygiene and energy technologies and services that protect people and vital resources. With 2014 sales of $14 billion and 47,000 associates, Ecolab delivers comprehensive solutions and on-site service to promote safe food, maintain clean environments, optimize water and energy use and improve operational efficiencies for customers in the food, healthcare, energy, hospitality and industrial markets in more than 170 countries around the world. For more Ecolab news and information, visit www.ecolab.com.

Follow us on Twitter @ecolab, Instagram at Ecolab Inc, LinkedIn or Facebook at facebook.com/ecolab.

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Investor Contacts:

Michael Monahan 651.250.2809 or

Lisa Curran 651.250.2185

December 3, 2015

(ECL-C)